Exhibit 4.3

CORN PRODUCTS INTERNATIONAL, INC.
as Issuer
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as Trustee

Seventh Supplemental Indenture
Dated as of September 17, 2010

$150,000,000
6.625% Senior Notes Due April 15, 2037

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TABLE OF CONTENTS

		Page

ARTICLE 1 Relation to Indenture; Definitions; Rules of Construction

Section 1.01.	Relation to Indenture	2
Section 1.02.	Rules of Construction	2

ARTICLE 2 The Reopening Notes

Section 2.01.	Aggregate Principal Amount	2
Section 2.02.	Interest	2
Section 2.03.	Issuance Price	2
Section 2.04.	Other	3

ARTICLE 3 Miscellaneous Provisions

Section 3.01.	Ratification	3
Section 3.02.	Governing Law	3
Section 3.03.	Counterparts and Method of Execution	3
Section 3.04.	Section Titles	3
Section 3.05.	The Trustee	3

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SEVENTH SUPPLEMENTAL INDENTURE
     This SEVENTH SUPPLEMENTAL INDENTURE, dated as of September 17, 2010 (this “Supplemental Indenture”), is entered into by and between Corn Products International, Inc., a corporation incorporated under the laws of the State of Delaware (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
WITNESSETH:
     WHEREAS, the Company and the Trustee (as successor trustee to The Bank of New York) are parties to an Indenture, dated as of August 18, 1999 (the “Original Indenture”), as supplemented by a Fourth Supplemental Indenture dated as of April 10, 2007 (the “Fourth Supplemental Indenture”) providing for the establishment of a series of Securities designated as the Company’s 6.625% Senior Notes due 2037 (the “Notes”) and providing for the initial issuance of $100,000,000 aggregate principal amount of Notes (the “Original Notes”) (the Original Indenture, as amended and supplemented by the Fourth Supplemental Indenture, referred to herein as the “Indenture”);
     WHEREAS, on the date hereof the Company intends to issue an additional $150,000,000 aggregate principal amount of Notes (the “Reopening Notes”) pursuant to the Original Indenture, as supplemented by this Supplemental Indenture;
     WHEREAS, the parties hereto intend that the Reopening Notes and the Original Notes form a single series of Notes and that the Reopening Notes be fully fungible with the Original Notes;
     WHEREAS, the changes set forth herein do not adversely affect the holders of any securities issued prior to the date hereof;
     WHEREAS, Section 10.01 of the Indenture provides that when authorized by a Certified Board Resolution, the Company and the Trustee may enter into a supplemental indenture to change or eliminate any of the provisions of the Indenture without the consent of the holders of any Securities of any series then outstanding, provided that any such change or elimination would not adversely affect such provision as applied to any series of Securities created prior to the execution of such supplemented indenture; and
     WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding agreement of the Company have been done or performed.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:
ARTICLE 1
Relation to Indenture; Definitions; Rules of Construction
     Section 1.01. Relation to Indenture. This Supplemental Indenture constitutes an integral part of the Indenture.
     Section 1.02. Rules of Construction. For all purposes of this Supplemental Indenture:
     (a) capitalized terms used herein without definition shall have the meanings specified in the Indenture;
     (b) all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture;
     (c) the terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Supplemental Indenture; and
     (d) in the event of a conflict with the definition of terms in the Indenture, the definitions in this Supplemental Indenture shall control.
ARTICLE 2
The Reopening Notes
     Section 2.01. Aggregate Principal Amount. The Reopening Notes shall be issued in an aggregate principal amount of $150,000,000 for a total aggregate principal amount of the Notes (including the Original Notes) of $250,000,000 (not including the Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Securities pursuant to Sections 2.06, 2.07, 2.08, 3.02 or 10.04 of the Indenture).
     Section 2.02. Interest. The Reopening Notes will bear interest from April 15, 2010, the most recent interest payment date prior to the date hereof.
     Section 2.03. Issuance Price. The purchase price to be paid to the Company for the sale of the Reopening Notes pursuant to the terms of the Underwriting Agreement, dated as of September 14, 2010, between the Company

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and J.P. Morgan Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc., as Representatives of the several Underwriters named in Schedule 1 thereto, shall be 104.620% of the principal amount of the Reopening Notes and the initial offering price to the public of the Reopening Notes shall be 105.495% of the principal amount of the Notes.
     Section 2.04. Other. Except as otherwise provided herein, the provisions set forth in the Fourth Supplemental Indenture applicable to the Notes shall be applicable to the Reopening Notes, including the provisions of Sections 2.1, 2.3, 2.4, 2.5 (except for the date from which the Reopening Notes shall bear interest), 2.7, 2.8, 2.9 and 2.10 and Article 3.
ARTICLE 3
Miscellaneous Provisions
     Section 3.01. Ratification. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.
     Section 3.02. Governing Law. This Supplemental Indenture shall be governed by, and construed and enforced in accordance with, the laws of the jurisdiction which govern the Indenture and its construction.
     Section 3.03. Counterparts and Method of Execution. This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all parties have not signed the same counterpart.
     Section 3.04. Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Supplemental Indenture as set forth in the text.
     Section 3.05. The Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

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     IN WITNESS WHEREOF, CORN PRODUCTS INTERNATIONAL, INC. AND THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

CORN PRODUCTS INTERNATIONAL, INC.
By:	/s/ Cheryl K. Beebe
	Name:	Cheryl K. Beebe
	Title:	Vice President and Chief Financial Officer

By:	/s/ Kimberly A. Hunter
	Name:	Kimberly A. Hunter
	Title:	Corporate Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ M. Callahan
	Name:	Mary Callahan
	Title:	Vice President

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